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                                                                    Exhibit 99.1

[STURM, RUGER & COMPANY, INC. LETTERHEAD]

                                            FOR IMMEDIATE RELEASE


For further information contact:
William B. Ruger, Jr.     603-863-3300
Stephen L. Sanetti        203-259-7843


               STURM, RUGER & COMPANY, INC. NAMES NEW PRESIDENT


SOUTHPORT, CONNECTICUT, May 6, 2003 - The Board of Directors of Sturm, Ruger & Co., Inc. (NYSE: RGR) is pleased to announce the appointment of Stephen L. Sanetti to be its President and Chief Operating Officer, effective immediately.

        Mr. Sanetti is a 23-year veteran of the company, beginning as its General Counsel in 1980, and also serving as Vice President since 1993. He joined the Sturm, Ruger Board of Directors in 1998, and was named Vice Chairman, Senior Executive Vice President, and General Counsel in 2000.

        Mr. Sanetti is also well known in the firearms industry. He was Chairman of the Legislative & Legal Affairs Committee of the Sporting Arms and Ammunition Manufacturer's Institute from 1993 - 2001, and presently serves on the Board of Governors of both the National Shooting Sports Foundation and the Hunting and Shooting Sports Heritage Foundation.

        He graduated with honors from the Virginia Military Institute in 1971, and received his Juris Doctor degree from the Washington & Lee University School of Law. He served as a Captain in the U.S. Army Judge Advocate General's Corps, and was Chief Prosecutor and Chief of Criminal Law for the 1st Cavalry Division at Ft. Hood, Texas. Beginning in 1978, he represented Sturm, Ruger in various product liability cases, and is a former Director of the Product Liability Advisory Council.





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        Steve Sanetti is also a lifelong firearms enthusiast, target shooter, gun collector, and amateur gunsmith. He was President of the 1970-71 VMI Rifle and Pistol Club, a 3-year Varsity Rifle Team letter winner, and coach of the VMI Rifle Team while in law school. He is an NRA Certified Rifle, Pistol, and Home Firearms Safety instructor, and a member of the New Hampshire Firearms Safety Coalition, the Fairfield County Fish and Game Protective Association, and the Arms and Armor Society of New York. He was captain of both the Ruger Pistol Team and its Sportsman's Team Challenge Competition Squad. He has written many letters to editors, testified before a Congressional Subcommittee, and has appeared on "60 Minutes", all in support of responsible firearms ownership.

        Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company's business segments are engaged in the manufacture of the world famous RUGERR brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.

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